Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2021 Incentive Compensation Plan of United Airlines Holdings, Inc., of our reports dated February 16, 2023, with respect to the consolidated financial statements of United Airlines Holdings, Inc., and the effectiveness of internal control over financial reporting of United Airlines Holdings, Inc. included in its Annual Report (Form 10- K) for the year ended December 31, 2022, filed with Securities Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

May 25, 2023